EXHIBIT NO. 99.1
The X-Change Corporation
File No. 002-41703
Form 8-K
Report date: September 10, 2010

PRESS RELEASE
FOR IMMEDIATE RELEASE

       The X-Change Corporation Announces Acquisition of Genesis Key, Inc.

WASHINGTON, DC - September 08, 2010.

The X-Change Corporation (OTC:XCHCD.qb) today announce that it has signed an agreement to acquire Genesis Key, Inc., based in Washington, DC. The terms of the acquisition will involve a change in control of the Company and the appointment of new directors. X-Change will issue 16,000,000 shares of restricted stock to the shareholders of Genesis Key in exchange for 100 percent of the stock of Genesis Key.

X-Change further announces the resignation of Fernando Gomez, Richard Steele, and Ron Vigdor from its board of directors. Messrs. Gomez and Steele also resigned as officers of the Company.

Genesis   Key   is   a   US   information    technology    company    developing
secure-mobile-to-enterprise-communications technologies that enable private voice, data, video, and other media across multiple operating systems, devices, carriers and protocols. The company's flagship product, SecurVoice(C), is the world's first totally secure digital communication software-only solution. It protects global voice connections between and within all types of cell, satellite, PBX, SDR and VOIP environments. SecurVoice is an application platform that is device- and carrier- independent and works with all legacy systems, operating on top of existing network carriers. Genesis Key delivers system-level technology solutions to wireless markets. SecurVoice serves commercial, federal, and global markets.

Genesis Key is a Delaware C corporation founded October 7, 2008. Company management include experienced technology entrepreneurs and business professionals from the consumer, finance, technology, government and homeland security industries, with substantial experience in health, law enforcement, defense, financial, and emergency management industries. An advisory board includes Steve I. Cooper, former CIO for the White House, the Department of Homeland Security, the American Red Cross, and now the CIO of the Air Traffic Controllers technology modernization division of the FAA.

SecurVoice addresses the protection of the increasing number of wireless phones in circulation. The Gartner Group estimates 3.6 billion mobile devices will be in use by the end of 2010. The primary commercial target markets include: the World Health Organization, organizations regulated by HIPPA for voice and data electronic transmission of patient health records; financial institutions that require secure client communications to comply with federal regulations; crisis coordinators that require interoperability with all state and local emergency services; developing nations that do not have an infrastructure of secure telephony for data transmissions; privileged communications; commerce and industry; and individuals who require privacy in their communications. SecurVoice(C) will be delivered through commercial and government resellers, including SecurDigital of Europe Ltd. (serving the European Union and the Middle
East) and SecurDigital Latin America (for Central and South America). Additional distribution channels are being developed.

Senior management of the Company, subsequent to the closing of this transaction, will include W. Steven Garrett, Genesis Key founder and CEO; Frank R. Mitchell, executive vice president for advanced projects and chief engineer; Chuck Nettleship, executive vice president for global solutions; Will Corry, executive vice president for commercial business development; Eric Rosborg (Major General, US Air Force, Retired), director; and Dean Clifford Bragdon, member of the board of advisors and director of the Global Center for Preparedness and Resiliency at the Florida Institute of Technology.

EXECUTIVE BIOS

     W. Steven Garrett, Chairman and CEO of Genesis Key, Inc. and SecureDigital, Inc.(a division of Genesis Key), has forty years experience involved with leading advanced technology start-up companies. He has a knowledge and experience in the management of technology and engineering, franchising, manufacturing, and marketing and sales on a global basis. Mr. Garrett was
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     formerly  president of CHDT Corporation,  Diversified  Technologies  Group,
     Inc., and CNH Holdings, and he is a director of the Global Center for Preparedness and Resilience. Mr. Garrett is also the CEO of the PGC Consortium, developers of systems that design and develop hardened, secure above-ground buildings. Mr. Garrett attended Temple University.

     Major General Eric J. Rosborg, Director, possesses more than 30 years experience in aerospace operations, primarily in systems and support, with a focus on strategic planning and international security cooperation. His background includes global operations and partnership development. Gen. Rosborg most recently served as Chief, Office of Defense Cooperation, Turkey. He earned a Bachelor of Science degree from the US Air Force
     Academy, the Master of Science degree in personnel management from Troy State University, and the Master of Science Degree in national security strategy from the National War College. During a distinguished career in the US Air Force, his most recent command was the 4th Fighter Wing at Seymour Johnson Air Force Base, North Carolina. Prior to assuming his current position, he served as Assistant Deputy Undersecretary of the Air Force for International Affairs.

About The X-Change Corporation

The X-Change Corporation is a publicly traded company. In March, 2010, X-Change began a restart after a period of dormancy. Management believes that the new direction indicated by the acquisition of Genesis Key, Inc., (http://www.genesis-key.com) will better serve the Company's shareholders.

Forward-Looking Statements

This Press Release includes forward-looking statements. A statement containing works such as "anticipate," "seek," intend," "believe," "plan," "estimate," "expect," "project," "plan," or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these forward-looking statements may not occur. The X-Change Corporation does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Contact Information

Haviland Wright, President & CEO
Email: info@xchccorp.com
Tel: 1 (310) 916-9263
Web: www.xchccorp.com

Source: The X-Change Corporation

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